CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements on Form S-3 of our report dated March 27, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the American Institute of Certified Public Accountants’ Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts for Separate Accounts," effective January 1, 2004, described in Note 1), relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.), appearing in this Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2006.

Form S-3 Registration No.
333-77041
333-130704
333-130703
333-130699

DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 27, 2007